Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ARGENX SE

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Ordinary shares, nominal value of €0.10 per share, reserved for issuance under the argenx Equity Incentive Plan, as amended	Rule 457(c) and Rule 457(h)	2,988,101 (1)	$508.57 (2)	$1,519,658,525.57	0.00011020	$167,466.37
Total Offering Amounts					$1,519,658,525.57		$167,466.37
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$167,466.37

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable under the argenx Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding ordinary shares. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the ordinary shares as quoted on the Nasdaq Stock Market on September 22, 2023 of $508.57 per share.
(3)	Rounded up to the nearest cent.